UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 24, 2008

Date of Report (Date of earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-16614 (Commission File No.)	91-1261311 (IRS Employer Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, CA (Address of principal executive offices)	94080 (Zip Code)

(650) 583-5272

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.                                          Entry into a Material Definitive Agreement.

On March 24, 2008, Poniard Pharmaceuticals, Inc. and W.C. Heraeus GmbH entered into a Commercial Picoplatin Active Pharmaceutical Ingredient Manufacturing Agreement.  Under the Manufacturing Agreement, Heraeus will produce picoplatin active pharmaceutical ingredient (API) for final dosage pharmaceutical products which are intended to be used by Poniard for commercial purposes and may be used for additional clinical trials and development activities. The Manufacturing Agreement provides that Heraeus will finance and install certain designated equipment for picoplatin API manufacture and that Poniard will repay the investment based on manufacture and delivery of picoplatin API by Heraus under the Manufacturing Agreement.  Unless terminated, the Manufacturing Agreement continues for an initial term ending December 31, 2013, subject to extension.  The Manufacturing Agreement generally may be terminated on thirty days’ prior written notice: (i) upon mutual agreement of the parties; (ii) by either party if there is a breach by the other party that remains uncured for thirty days, or if the other makes a general assignment for the benefit of creditors, or if a petition in bankruptcy or under any insolvency law is filed and not dismissed within sixty days, or if the other party or its personnel performing services under the Manufacturing Agreement is debarred; or (iii) by Poniard if there is a change of control of Heraeus.

The foregoing is qualified in its entirety by reference to the Manufacturing Agreement, which will be filed as an exhibit to Poniard’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

On March 26, 2008, the Company issued a press release announcing the Manufacturing Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

	Exhibit 99.1 –	Press Release dated March 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: March 26, 2008	By:	/s/ Caroline Loewy
Caroline Loewy Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release dated March 26, 2008